Exhibit 99.1

Total System Services, Inc.
One TSYS Way	+1.706.649.2307
Post Office Box 2567	+1.706.649.5740
Columbus GA 31902-2567	www.tsys.com

For immediate release:

Contacts:

Cyle Mims TSYS Media Relations +1.706.644.3110 cylemims@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

TSYS Completes Acquisition of ProPay

COLUMBUS, Ga., Dec. 26, 2012 — TSYS (NYSE: TSS) announced today that it has completed its acquisition of ProPay. ProPay is now a wholly owned TSYS subsidiary reporting to Mark Pyke, president of TSYS’ Merchant Services segment.

    ProPay previously operated as a privately-held company, and offers simple, secure and affordable payment solutions for organizations ranging from small, home based entrepreneurs to multi-billion dollar enterprises. For more information, visit www.propay.com.

    Financial Technology Partners LP and FTP Securities LLC (together “FT Partners”) acted as exclusive financial and strategic advisors to ProPay and its Board of Directors in this transaction.

    About ProPay

    Since 1997, ProPay has provided simple, secure, and affordable payment solutions for organizations ranging from the small, home-based entrepreneur to multi-billion-dollar enterprises. ProPay is a leading provider of complete End-to-End Payment Security solutions designed to significantly reduce the client organization’s risk of having sensitive payment data compromised. ProPay is the recipient of the prestigious 2010 ETA ISO of the Year award. ProPay is a privately held company, headquartered in Lehi, Utah. For information, visit www.propay.com.

    About TSYS

    At TSYS, (NYSE: TSS), we believe payments should revolve around people — not the other way around. We call this belief “People-Centered PaymentsSM.” By putting people at the center of every decision we make, with unmatched customer service and industry insight, TSYS is able to support financial institutions, businesses and governments in more than 80 countries. Offering merchant payment-acceptance solutions as well as services in credit, debit, prepaid, mobile, chip, healthcare and more, we make it possible for those in the global marketplace to conduct safe and secure electronic transactions with trust and convenience.

—more—

2012

TSYS Completes Acquisition of ProPay/p. 2

    TSYS’ headquarters are located in Columbus, Georgia, with local offices spread across the Americas, EMEA and Asia-Pacific. TSYS provides services to more than half of the top 20 international banks, is a Fortune 1000 company and was named one of the 2012 World’s Most Ethical Companies by Ethisphere magazine. For more information, please visit us at www.tsys.com.

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2012